SECURITIES AND EXCHANGE COMMISSION

                 WASHINGTON, D.C. 20549

                       FORM 8-K

                    CURRENT REPORT

        PURSUANT TO SECTION 13 OR 15(D) OF THE
            SECURITIES EXCHANGE ACT OF 1934

DATE OF REPORT (DATE OF EARLIEST EVENT REPORTED) JULY 18, 1997

                DAKA INTERNATIONAL, INC.

   (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)




DELAWARE                      0-17229                 04-3024178
(STATE OR OTHER        (COMMISSION FILE NUMBER)      (IRS EMPLOYER
JURISDICTION OF                                    IDENTIFICATION NO.)
INCORPORATION)


             ONE CORPORATE PLACE, 55 FERNCROFT ROAD,
               DANVERS, MASSACHUSETTS 01923-4001

    REGISTRANT'S TELEPHONE NUMBER, INCLUDING AREA CODE (508) 774-9115

                              NO CHANGE
     (FORMER NAME OR FORMER ADDRESS, IF CHANGED SINCE LAST REPORT)






Items 1 and 2.     Change of Control; Acquisition or Disposition of
                   Assets.

         On July 17, 1997, Compass Holdings, Inc., a Delaware corporation ("Compass Holdings") and wholly-owned subsidiary of Compass Group PLC, a public limited company incorporated in England and Wales ("Compass") pursuant to its Offer to Purchase, dated May 29, 1997 (the "Offer"), purchased 10,804,071 shares of common stock, par value $.01 per share (the "Common Shares"), of DAKA International, Inc., a Delaware corporation ("International") for $7.50 net per Common Share. The Common Shares so purchased represented approximately 96.9% of the Common Shares outstanding on such date. Of such Common Shares, 156,691 Common Shares (approximately 1.4% of the Common Shares outstanding) were tendered pursuant to notices of guaranteed delivery. The amount and nature of the consideration was the result of arms-length negotiation between Compass and International.

         Simultaneously with the purchase of the Common Shares, Compass Holdings also purchased 11,911.45 shares of Series A Preferred Stock, par value $.01 per share (the "Preferred Shares") of International from the holders of such Preferred Shares. The purchase price for the Preferred Shares was the number of Common Shares into which the Preferred Shares were convertible multiplied by $7.50 per share. The number of Preferred Shares purchased represented all of the issued and outstanding Preferred Shares at the date of purchase. The amount and nature of the consideration for the Preferred Shares was agreed to by Compass and the holders of the Preferred Shares based on the price such holders would have received in the Offer if they chose to convert their Preferred Shares.

         Pursuant to the Agreement and Plan of Merger (the
         "Merger Agreement"), dated May 27, 1997, as amended, by and among Compass, Compass Holdings, International and Compass Interim, Inc., a Delaware corporation and wholly-owned subsidiary of Compass Holdings ("Compass Interim"), on July 18, 1997, pursuant to Section 253 of the General Corporate Law of Delaware, Compass Interim merged with and into International (the "Merger"). As a result of the Merger, each outstanding Common Share
         (other than Common Shares acquired by Compass Holdings in the Offer and Common Shares as to which appraisal rights are perfected) were converted into the right to receive $7.50 in cash. Prior to the expiration of the Offer, International completed a spin-off to its stockholders of record on July 11, 1997 of the common stock of a newly created corporation that held all of International s businesses and subsidiaries other than its foodservice business (the "Foodservice Business"). Accordingly, after consummation of the Offer and the Merger, International, consisting solely of the Foodservice Business, has become a wholly-owned subsidiary of Compass Holdings.

         Compass funded the acquisition of both the Common Shares and the Preferred Shares pursuant to the Offer and the payment of approximately $110,000,000 to International or as otherwise directed by International (as required by the Merger Agreement), and funded the Merger and all transaction-related fees and expenses with funds obtained through existing credit facilities.


    Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                             DAKA International, Inc.
                             (Registrant)


                             By    /s   MICHAEL J. BAILEY
                             Name:     Michael J. Bailey
                             Title:    Chief Executive Officer


Dated: July 18, 1997